Exhibit d.2

     First Amendment to Amended and Restated Investment Advisory Agreement












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                                 FIRST AMENDMENT
                             TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

     THIS AMENDMENT made as of the 31st day of August, 2006 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002 (the "Agreement") by and between Phoenix Investment Series Fund (formerly known as Phoenix-Oakhurst Income and Growth Fund), a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1. Any and all references to the name of the Trust as Phoenix-Oakhurst Income and Growth Fund shall hereafter refer to the Phoenix Investment Series Fund.

2. Any and all references to the state of domicile for Phoenix Investment Counsel, Inc. should be changed to a Massachusetts corporation.

3. Phoenix-Oakhurst Income and Growth Fund shall become a series of the Trust and shall hereafter be referred to as Phoenix Income and Growth Fund.

4.   The Phoenix Global Utilities Fund will become a party to the Agreement.

5. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto substituted in its place.

6. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

7. This Amendment shall become effective on the date first accepted by the Adviser which date is set forth on the signature page hereof.

8. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers or other representatives as of this 31st day of August, 2006.

PHOENIX INVESTMENT SERIES FUND                 PHOENIX INVESTMENT COUNSEL, INC.

By:    /s/ Nancy G. Curtiss                    By:    /s/ John H. Beers
   ---------------------------------              ------------------------------
Name:  Nancy G. Curtiss                        Name:  John H. Beers
Title: Senior Vice President                   Title: Vice President and Clerk

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                                   SCHEDULE A
                                   ----------

             SERIES                         INVESTMENT ADVISORY FEE
             ------                         -----------------------

                                              $1 + Billion through
                                $1st Billion      $2 Billion        $2+ Billion
                                ------------      ----------        -----------

Phoenix Global Utilities Fund       0.65%           0.60%              0.55%

Phoenix Income & Growth Fund        0.70%           0.65%              0.60%



The parties to this Agreement hereby acknowledge the following name change:
Phoenix Income & Growth Fund f/k/a Phoenix-Oakhurst Income & Growth Fund